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Exhibit 10.14

PATENT LICENSE AGREEMENT

        This Patent License Agreement ("Agreement") dated as of September 30  , 2002 (the "Effective Date") is entered into by and between Cardion Pharmaceuticals, Inc. ("Cardion"), a Delaware Corporation, with offices at 61 Moulton Street, Cambridge, MA 02138-1127, and Diacrin, Inc., a Delaware corporation with offices at Building 96,13th Street, Charlestown Navy Yard, Charlestown, MA 02129. ("Diacrin"). Capitalized terms used herein but not defined in their initial context have the meanings set forth in Section 1 below.

RECITALS

        WHEREAS, Diacrin is a biotechnology company engaged in the business of, among other things, developing cell-transplantation products to treat human diseases;

        WHEREAS, Cardion is a biopharmaceutical company which is an Affiliate of its parent company Cardion AG, Germany;

        WHEREAS, Cardion AG is the owner of certain patent rights and know-how ("Patent Rights"), as more particularly defined in Section 1, that are useful for developing cell-transplantation products that use genetically unmodified skeletal myoblasts for the treatment of cardiovascular disease; and

        WHEREAS, Cardion AG has granted a sublicense to Cardion to a world-wide nonexclusive right and license under the Patent Rights, with the right to sublicense, to make, have made, use, have used, offer for sale, sell, lease, import and/or otherwise dispose of any Licensed Products under the Patent Rights;

        WHEREAS, Cardion desires to grant a license to use the Patent Rights, and Diacrin desires to receive such license, subject to the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.    DEFINITIONS.

        1.1   "Affiliate" means any corporation or other entity which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

        1.2   "Confidential Information" means information in whatever form furnished to a party by or on behalf of the other party that (i) the disclosing party has labeled in writing as confidential or proprietary, (ii) is furnished orally and is identified in writing as confidential or proprietary by the disclosing party within thirty (10) days of disclosure to the receiving party, or (iii) a reasonable person would understand in the context of communication to be information the disclosure of which may be reasonably anticipated to result in a material competitive or other business disadvantage to the furnishing party. Confidential Information shall include without limitation business, strategic planning, financial, and technical information, trade secrets, customer lists and data, or other proprietary information, written or oral, acquired, shared, developed or provided under this Agreement, the terms of this Agreement itself and any negotiations relating thereto, whether conducted prior to or after the Effective Date.

        1.3   "Field" means cell-transplantation treatments and related therapies that use genetically unmodified skeletal myoblasts for the treatment of cardiovascular disease.

        1.4   "Intellectual Property Rights" means any patent, patent application, copyright, moral right, trade name, trademark, trade secret, and any applications or right to apply for registration therefor, know-how, show-how, inventions, discoveries, developments, technologies, processes, methods, improvements, and compositions (whether or not reduced to practice and whether or not protectable under state, federal, or foreign patent, copyright, trade secrecy or similar laws), schematics, computer software programs or applications, tangible or intangible proprietary information, or any other intellectual property right or proprietary information or technology recognized under the laws of any governmental authority, whether registered or unregistered and whether first made or created before or after the Effective Date.

        1.5   "Improvements" means any information, know-how, inventions, discoveries, developments, technologies, processes, methods, improvements, and compositions (whether or not reduced to practice and whether or protectable under state, federal, or foreign patent, copyright, trade secrecy or similar laws) and any patent rights or other Intellectual Property Rights pertaining thereto that are conceived, developed or reduced to practice during the Term of this Agreement related to the technology disclosed in the Patent Rights and/or to any Licensed Products.

        1.6   "Licensed Product" means (i) any product whose manufacture, use, sale, or import would, absent the license granted to Diacrin hereunder, infringe one or more Valid Claims of the Patent Rights, and (ii) any product or service made or delivered using a method or process the use or practice of which would, absent the license granted to Diacrin hereunder, infringe one or more Valid Claims of the Patent Rights.

        1.7   "Net Sales" means the gross invoice prices from the sale or sublicense of Licensed Products or the sale of services involving practice of the Patent Rights by Diacrin and/or its sublicensees, less the sum of the following actual and customary deductions where applicable and if and only if these are separately itemized on the invoice: cash, trade or quantity discounts; sales, use, tariff, import/export duties or other excise taxes when included in gross sales, but not value-added taxes assessed on income derived from such sales; transportation charges; and allowances or credits to customers because of rejections or returns. For purposes of calculating Net Sales in regard to the sale of a Licensed Product by a sublicensee of Diacrin, Net Sales shall mean all consideration received from the sublicensee by Diacrin in consideration for the sublicense, including, but not limited to, royalties, milestone payments, up-front payments, and payments-in-kind (e.g. stock or options or the like); except that in the case of royalties Net Sales shall refer to the royalties received by Diacrin from such sublicensee with respect to the sale of such Licensed Product, less the sum of any of the aforementioned actual and customary deductions. A Licensed Product shall be deemed to be sold net sixty (60) days following the date of Diacrin's invoice for such Licensed Product to its own end-user customer or its sublicensee, provided, that upon expiration of all Patent Rights covering the Licensed Product or upon any termination of this Agreement, all shipments made on or prior to the day of such expiration or termination which have not been billed out prior thereto shall be considered as sold (and therefore subject to royalty).

        1.8   "Patent Rights" means (i) the U.S. Patent Serial No. 5,602,301 entitled "NON-HUMAN MAMMAL HAVING A GRAFT AND METHODS OF DELIVERING PROTEIN TO MYOCARDIAL TISSUE" and filed on November 16, 1994, and WO/95140/79, entitled "MYOCARDIAL GRAFTS AND CELLULAR COMPOSITIONS USEFUL FOR SAME" and filed on November 16, 1994, (ii) any and all U.S. Patent Applications that claim priority under 35 USC 119 and/or 35 USC 120 to the items listed in clause (i) including any and all continuation, divisional, or continuation in part applications, and/or any and all U.S. Patent Applications that claim the same inventions described in clause (i); (iii) any and all foreign applications in the Territory, including international applications and national phase applications, corresponding to clauses (i) and/or clause (ii); (iv) any patents that issue from the items listed in clauses (i), (ii), and/or (iii), including any extensions, renewals, reissues, or re-examinations thereof, and (v) any other patent right owned, controlled or licensed by Cardion, as of the Effective Date, which, but for a license, would be infringed by Diacrin's practice of the inventions claimed in the Patent Rights under the license granted hereunder by Cardion.

        1.9   "Territory" means world-wide.

        1.10 "Valid Claim" means a claim of an issued and unexpired patent which has not been held revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise

        1.11 "Term" has the meaning defined in Section 10.

2.    LICENSE GRANTS.

        2.1    License Grant to Diacrin.    In consideration of the amounts payable under Section 3 paid by Diacrin to Cardion, and subject to the terms and conditions set forth in this Agreement, Cardion agrees to grant, and hereby does grant, to Diacrin during the Term hereof a world-wide non-exclusive right and license under the Patent Rights, with the right to sublicense in accordance with Section 2.2 hereof, to make, have made, use, have used, offer for sale, sell, lease, import and/or otherwise dispose of any Licensed Products within the Field and in the Territory (the "Cardion License").

        2.2    Sublicense.    Any sublicense by Diacrin of the rights granted to Diacrin under Section 2.1 shall be only for the purposes of making, having made, using, having used, offering for sale, selling, importing and/or otherwise disposing of the Licensed Products within the Field and in the Territory, shall be consistent with the terms of this Agreement and consistent with the terms of (i) that certain License Agreement entered into as of September 1, 1994, as amended by an amendment dated as of June 30, 1999, by and between and Advanced Research and Technology Institute, Inc. (the successor in interest of the Indiana University Foundation), and Cardion AG (as the successor in interest of CACII, Inc., which is the successor in interest of Intracardia, Inc., which is the successor in interest of Sentron Medical, Inc.) and (ii) that certain Patent License Agreement, dated as of the date hereof, by and between Cardion AG and Cardion Pharmaceuticals, Inc., and (iii) shall include an obligation for the sublicensee to comply with the applicable provisions of this Agreement including, without limitation, Section 5 (Confidentiality and Publication), Section 8.1 (Indemnification) and Section 11.1 (Use of Name). Furthermore, any sublicense by Diacrin of the rights granted under Section 2.1 to any of the entities set forth on Schedule 2.2 attached hereto shall require Cardion's prior written consent, and Schedule 2.2 may be further amended or revised from time to time during the Term by mutual written agreement of the parties. Diacrin shall notify Cardion of the existence of any sublicensee of the rights granted herein within ten (10) business days of entering into such sublicense.

        2.3    Improvements.    Except to the limited extent otherwise provided for and expressly defined under the Patent Rights, the subject matter of this Agreement does not cover any Improvements, and no rights or licenses, express or implied, to any Improvements are granted by either party hereto. As between the parties hereto, any Improvements made or discovered by Diacrin shall be the sole and exclusive property of Diacrin. Any Improvements made or discovered by Cardion shall be the sole and exclusive property of Cardion, subject to the terms of the Cardion License.

        2.4    No Implied License.    Except as expressly set forth herein, no license, express or implied, under any Intellectual Property Rights owned or controlled or developed hereunder by either party is granted to the other party.

        2.5    Adjustment of Contract Terms.    The parties hereto acknowledge that U.S. Patent Serial No. 5,602,301 included in the Patent Rights (the "301 Patent") is currently undergoing re-examination by the United States Patent and Trademark Office ("PTO"). Each of the parties hereto acknowledge and agree that the amounts of Milestone Payments, Maintenance Fees and Royalties payable under Section 3 of this Agreement presuppose that the claims made in the 301 Patent will be upheld upon completion of the re-examination process by the PTO. In the event that this is not the case, Cardion will give Diacrin prompt written notice thereof and the opportunity to renegotiate in good faith the material terms of this Agreement, and/or to terminate this Agreement in its entirety, in accordance with the following provisions. In the event that the claims made in the 301 Patent are subject to material change and/or narrowing in scope pursuant to a re-issuance by the PTO, and Diacrin reasonably determines that the claims made in such reissued patent provide significantly reduced or narrowed patent protection for the Licensed Products compared to the patent protection that would have been available under the 301 Patent, then Cardion and Diacrin will negotiate in good faith for a period of up to ninety (90) days for the purposes of amending this Agreement to provide for (i) equitable and economically fair adjustments with respect to the amounts of Milestone Payments, Maintenance Fees and Royalties payable by Diacrin hereunder, and (ii) equitable and fair adjustments of any other material terms of this Agreement that the parties deem necessary or desirable. In the event that the parties are unable to mutually agree as to the terms of such amendment at the end of such ninety (90) day period, Diacrin shall have the right, exercisable by written notice thereof, to terminate this Agreement without further liability.

3.    PAYMENTS; REPORTS.

        3.1    Milestone Payments.    In consideration for the Cardion License, Diacrin shall make the following payments (each a "Milestone Payment") to Cardion on the occurrence of the events set forth in the table below:

Milestone Payment	Event
$200,000	Upon execution of this Agreement
$800,000	Upon survival or re-issuance of relevant claims under the 301 Patent as described in Section 2.5
$500,000	For each category of Licensed Product, the initiation of Phase III
$500,000	For each category of Licensed Product, the NDA, BLA, or Orphan Drug filing (or equivalent)
$1,500,000	For each category of Licensed Product, the first commercial sale

        3.2    Maintenance Fee.    During the period beginning on the first anniversary of the Effective Date and ending upon the date of first commercial sale of any Licensed Products ("License Maintenance Period"), Diacrin will pay to Cardion an annual license maintenance fee of $25,000 (the "Maintenance Fee"). The Maintenance Fee will be due and payable to Cardion per each year of the License Maintenance Period in four quarterly installments of equal amounts ($6,250 per monthly quarter), net 30 days following the end of each monthly quarter.

        3.3    Royalty Payments.    For the rights and privileges granted under this Agreement, Diacrin shall pay to Cardion earned royalties equal to (i) Five Percent (5%) of the Net Sales price of all Licensed Products sold by Diacrin to its end user customers, and (ii) Five Percent (5%) of Net Sales accruing to the account of Diacrin as result of the sale of Licensed Products by Diacrin's sublicensees (the "Royalties"). Royalties shall be paid by Diacrin to Cardion quarterly on or before the following dates of each calendar year: (i) January 31 for the calendar quarter ending December 31; (ii) April 30 for the calendar quarter ending March 31; (iii) July 31 for the calendar quarter ending June 30; and (iv) October 31 for the calendar quarter ending September 30.

          (a)   Royalties shall be payable by Diacrin on Licensed Products sold within a given country or territory included in the Territory only during the period that any licensed rights included in the Patent Rights remain valid and effective in any such country or territory. In the event that a Valid Claim included in the Patent Rights lapses or if any of its claims are declared invalid by a court of competent jurisdiction, the obligation to pay royalties for the relevant patent shall terminate immediately as of the date of that decision, but this Agreement and the obligation to pay Royalties shall remain in effect as to any remaining Valid Claims included in the Patent Rights. If a court of competent jurisdiction from which no appeal may be taken subsequently determines that such claim or claims are valid and consequently reinstates such claim or claims, Diacrin shall recommence the payment of Royalties pursuant to this Section 3.3, together with applicable interest calculated in accordance with Section 3.5 of this Agreement

          (b)   If the sale of Licensed Products requires additional licenses from third parties, then the Royalties payable to Cardion in respect to the sale of the Licensed Products shall be proportionately reduced by the aggregate amount of royalties or fees paid by Diacrin to such third parties in respect to the sale of such Licensed Products, subject to the limitation that in no event shall the Royalties due and payable to Cardion be reduced as result of this Section 3(b) below 3.75% of Net Sales on Licensed Products. By way of example, if Diacrin becomes required to pay a 1.2% royalty on Net Sales price to a third party licensor, then this 1.2% royalty shall be subtracted from the initial 5% Royalty amount payable by Diacrin to Cardion, and the adjusted amount of Royalty payable to Cardion shall then be 3.8%.

          (c)   All Milestone Payments and Maintenance Fees paid by Diacrin to Cardion shall be fully creditable and credited against any and all Royalties payable to Cardion, subject to the limitation that to the extent application of any such credits would reduce the amount of Royalties otherwise payable by Diacrin by more than 50% with respect to any given year during the Term, those credits will be carried forward for application against Royalties payable in respect to subsequent years during the Term.

        3.4    Reports.    Diacrin shall render to Cardion, with each royalty payment, a written report, giving such particulars of the Licensed Products sold by Diacrin to its end user customers and/or its sublicensees during the preceding three (3) months under this Agreement as are pertinent to an accounting for Royalties under this Agreement. These shall include at least the following, separately stated as to the Licensed Products: (i) the number of Licensed Products manufactured by Diacrin and its sublicensees, (ii) the number of Licensed Products sold by Diacrin to its end user customers, (iii) the number of Licensed Products sold by Diacrin's sublicensees, (iii) the invoice data relating to the items listed in the aforementioned clauses (ii) and (iii) above, and the allowable deductions and credits therefrom, and (iv) the amount of money or other consideration received by Diacrin from its end user customers and/or sublicensees as a result of the sale or sublicense or other disposition of any Licensed Products upon which Royalties are payable as provided in this Agreement. If no Royalties are due, it shall be so reported. All such reports shall be certified by an officer of Diacrin to be correct to the best of such officer's knowledge and information.

        3.5    Payment Terms.    Royalties shall be paid in the manner provided herein, until the earliest to occur of (i) the date on which the last Valid Claim included in the Patent Rights expires or is declared invalid by a court of competent jurisdiction, or (ii) until this Agreement is terminated as hereinafter provided in Section 10. All Royalties and other compensation due under this Agreement shall be paid to Cardion in U.S. Dollars. In the event that conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the Interbank rate quoted by Citibank at the end of the last business day of the quarter to which such royalty payment relates. The royalty payments set forth in this Agreement shall, if overdue, bear interest from the due date until payment at the lesser of (i) a per annum rate of one and a half percent (1.5%) above the prime rate in effect at Citibank on the due date, and (ii) the highest rate allowable by law.

        3.6    Records.    Diacrin shall keep true and complete books of account containing all particulars which may be reasonably necessary for the purpose of showing the amounts payable to Cardion by way of Royalties or by way of any other provision hereunder. Such books of account and the supporting data shall be maintained for a period of at least three (3) years following the end of the calendar year to which they pertain (and access shall not be denied thereafter, to the extent such records are actually retained for a longer period). Such books and records shall be kept at Diacrin's principal place of business and upon reasonable notice, such books and records shall be open to inspection no more than once per a year, during usual business hours, by an independent certified public accountant to whom Diacrin has no reasonable objection, for seven (7) years after the calendar year to which they pertain, for purposes of permitted Cardion to verify the accuracy of the amounts paid by Diacrin under this Agreement. Any such inspection shall be conducted at Cardion's sole expense, unless during such inspection a deficiency in payments to Cardion of five percent (5%) or more is determined to exist, in which case Diacrin shall promptly reimburse Cardion for all reasonable expenses incurred in conducting such an inspection, as well as promptly pay to Cardion the full amount of any such deficiency.

4.    OTHER COVENANTS AND AGREEMENTS OF THE PARTIES.

        4.1    Due Diligence.    Diacrin shall use its commercially reasonable efforts to develop cell therapies using genetically unmodified skeletal myoblasts for treatment of cardiovascular disease and to commercialize Licensed Products within the Field and in the Territory. Diacrin will consult and cooperate in good faith with Cardion periodically to this end during the Term. Diacrin shall have full discretion as to the best methods for commercially exploiting the Licensed Products, however, it will consider and give due weight to all reasonable suggestions and advice of Cardion.

        4.2    Most Favored Nation Status.    If at any time during the Term Cardion grants a license of the Patent Rights within the Field to any third party that permits the third party licensee to manufacture or sell any Licensed Products (i) at a royalty or similar fee-based rate lower than the Royalties hereunder provided, and/or (ii) containing provisions for payment of license maintenance fees or milestone payments more favorable than the Maintenance Fee and Milestone Payments hereunder provided, then Cardion will (a) promptly notify Diacrin of the terms of such third party license, and (b) extend to Diacrin the lower royalty rates, maintenance fee rates and/or milestone payment amounts, effective as of the date upon which they became effective in regard to the third party licensee. If Cardion chooses not to enforce the Patent Rights against a third party infringer, where such infringement results in substantial competition with Diacrin, such lack of enforcement by Cardion shall be considered to be a grant of a free license to the third party if (i) Diacrin notifies Cardion of the infringement, (ii) Diacrin reasonably demonstrates that such competition is reducing Diacrin's market share by greater than 5%, and (iii) Cardion fails to initiate litigation or settle the dispute within six months from notification by Diacrin. In such event, Diacrin shall not be obligated to pay royalties, on a going-forward basis, unless and until Cardion initiates an enforcement action against such third party.

        4.3    Program Abandonment.    If at any time during the Term Diacrin decides to abandon the development and commercialization of the Licensed Products, Diacrin will provide Cardion with written notice thereof within 30 days of Diacrin's election thereof, and shall provide to Cardion a right of first negotiation for access to available pre-clinical data, clinical data, regulatory submissions, patents, trademarks, know-how, etc. at commercially reasonable terms sufficient to continue the program of developing and commercializing the Licensed Products on the terms and conditions hereinafter set forth. Within ten (10) business days after the date of any such notice by Diacrin, Cardion will provide Diacrin with written notice of its election to exercise the aforementioned right of first negotiation, or Cardion will be deemed not to have so elected. Upon receipt of such timely notice by Diacrin, Diacrin will enter into good faith negotiations exclusively with Cardion for the purposes of entering into a mutually acceptable development and commercialization arrangement for a period not exceeding forty-five (45) days. If at the end of such forty-five (45) day period the parties are unable to agree upon the form of an appropriate development and commercialization arrangement between them, then Diacrin shall be thereafter free to negotiate and enter into the same or similar arrangements with one or more third parties.

5.    CONFIDENTIALITY AND PUBLICATION.

        5.1    Obligations.    During the term of this Agreement and at all times thereafter, each party (the "Receiving Party") shall maintain in confidence and use only for the purposes specifically authorized in this Agreement the Confidential Information disclosed by the other party (the "Disclosing Party"), except that the Receiving Party may disclose or permit the disclosure of Confidential Information to its directors, officers, employees, consultants and advisors who are obligated to maintain the confidential nature of the such Confidential Information and who need to know such Confidential Information for the purposes of this Agreement.

        5.2    Exceptions.    The foregoing obligations of the Receiving Party shall not apply to the extent the Receiving Party can demonstrate that certain Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement, (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission of the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information, but only provided such independent development is evidenced by contemporaneous written documentation, (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information, or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided, that the Disclosing Party receives prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of the disclosure.

        5.3    Return.    Upon the expiration or termination of this Agreement, and at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

        5.4    Publication.    Diacrin shall be free to publish information relating to the subject matter of the Patent Rights, with the prior written approval by Cardion, such approval not to be unreasonably delayed, withheld or conditioned.

6.    PATENT PROSECUTION.

        6.1   As between the parties, Cardion shall have the sole and exclusive right to file, prosecute, and maintain the Patent Rights in the Territory at Cardion's expense

7.    PATENT RIGHTS INFRINGEMENT.

        7.1    Notification.    Each party will inform the other promptly in writing of any alleged infringement of the Patent Rights by a third party and of any available evidence thereof, as well as any facts which may affect the validity, scope or enforceability of the Patent Rights of which either party becomes aware.

        7.2    Cardion Right to Prosecute.    Cardion shall have the sole right, but shall not be obligated, to commence legal action at its own expense to defend against a declaratory action alleging invalidity of the Patent Rights or to prosecute all infringements of the Patent Rights where such infringements are occurring in the Field and in the Territory. Diacrin shall have the right to receive, from time to time at its request, summary information from Cardion concerning the status of any such litigation or proceeding. The total cost of any such action commenced solely by Cardion shall be borne by Cardion, and Cardion shall retain any recovery or damages derived therefrom. In the event that Cardion institutes a court proceeding relating to infringement of the Patent Rights within in the Field and in the Territory, Cardion shall solely control the conduct of such proceedings and any settlement of any such proceeding. Any recovery of damages for any such proceeding (or settlement thereof) shall belong solely to Cardion.

        7.4    Cooperation.    In any suit that either party may institute to enforce or defend the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

8.    INDEMNIFICATION.

        8.1    Indemnification of Cardion.    Diacrin shall, and shall cause its sublicensees to, at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless Cardion and its directors, officers, employees, stockholders and agents ("Cardion Parties") against all third party claims, suits, actions, proceedings, demands, expenses, costs, damages, deficiencies, losses, liabilities or judgments of any kind whatsoever, including without limitation reasonable legal expenses and attorneys' fees, based upon, arising out of or otherwise relating to this Agreement including, without limitation, any cause of action relating to product liability or the death of or injury to any person or person or out of any damage to property, resulting from the production, manufacture, sale, use, consumption or advertisement of any Licensed Product made by or on behalf of Diacrin. Notwithstanding the foregoing, Diacrin shall have no obligation to indemnify any Cardion Parties in connection with (i) any claims that the Patent Rights infringe any Intellectual Property Right or other proprietary right of a third party, (ii) any claims, demands, damages, losses, and expenses of any nature arising out of the negligence or willful misconduct of any Cardion Parties, or (iii) any breach of obligation or performance of Cardion under this Agreement.

        8.2    Indemnification of Diacrin.    Cardion shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless Diacrin and its directors, officers, employees, stockholders and agents ("Diacrin Parties") against all third party claims, suits, actions, proceedings, demands, expenses, costs, damages, deficiencies, losses, liabilities or judgments of any kind whatsoever, including without limitation reasonable legal expenses and attorneys' fees, based upon, arising out of or otherwise relating to (i) the gross negligence or willful misconduct of any Cardion Parties, and (ii) any breach by Cardion of the terms of this Agreement (including without limitation any breach of warrantee in Section 9.2).

        8.3    Conditions to Indemnification.    The obligations of the indemnifying party under Sections 8.1 and 8.2 are conditioned upon: (i) the written notice to the indemnifying party of any potential liability promptly after the indemnified party becomes aware of such potential liability (provided that the failure to give such prompt notice shall not affect the indemnifying party's indemnification obligations except to the extent that such party is actually prejudiced thereby); (ii) the indemnifying party having the right to assume the defense or settlement of any suit or claim related to the liability; (iii) the indemnified party providing reasonable assistance in connection with the defense and settlement; and (iv) neither party shall enter into any settlement which admits or concedes that any aspect of the other party's patent rights is invalid or unenforceable, or otherwise negatively affects the rights or obligations of the other party without such other party's consent, which consent shall not be unreasonably withheld. If the indemnifying party defends the suit or claim, the indemnified party may participate in (but not control) the defense thereof at its sole cost and expense. Notwithstanding the foregoing, if, in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified party, the indemnified party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof.

9.    LIMITATIONS OF LIABILITY.

        9.1   EXCLUDING ONLY CLAIMS FOR DAMAGES BASED ON BREACH OF CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 5 AND CLAIMS FOR INDEMNIFICATION UNDER SECTION 8, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFIT OR GOODWILL, FOR ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT OR OTHERWISE EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        9.2   EXCLUDING ONLY CLAIMS FOR DAMAGES BASED ON BREACH OF CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 5 AND CLAIMS FOR INDEMNIFICATION UNDER SECTION 8, IN NO CASE SHALL EITHER PARTY'S AGGREGATE LIABILITY FOR ALL MATTERS ARISING OUT OF THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE AGGREGATE AMOUNT ACTUALLY PAID BY DIACRIN TO CARDION DURING THE PREVIOUS TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE DATE UPON WHICH THE FACTS UNDERLYING SUCH CLAIM OR CAUSE OF ACTION FIRST ARISE.

        9.3   THE LIMITATIONS SET FORTH IN THIS SECTION 9 WILL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE AMOUNTS PAYABLE HEREUNDER REFLECTS THIS ALLOCATION OF RISK BETWEEN THE PARTIES.

10.    TERM AND TERMINATION.

        10.1    Term.    This Agreement becomes effective as of the Effective Date and, unless sooner terminated in accordance with the provisions of Section 10.2 below, remains in force on a country-by-country basis until the expiration of the last-to-expire of the Patent Rights (the "Term").

        10.2    Termination.

          (a)    By Both Parties.    This Agreement may be terminated at any time by mutual written agreement of the parties.

          (b)    By Either Party for Breach.    Either party may terminate in the event of (a) any material breach of this Agreement by the other party, which breach is not cured within thirty (30) days after written notice of breach to the breaching party; or (b) any situation in which either party commits a material breach of the Agreement that is not capable of being cured within thirty (30) days and fails to (i) proceed promptly and diligently to correct the breach, (ii) develop within thirty (30) days following written notice of breach a complete plan for curing the breach, and (iii) cure the breach within ninety (90) days of written notice thereof.

          (c)    By Diacrin.    Diacrin shall have the right to terminate this Agreement under the circumstances described in Section 2.5, in accordance with the terms and conditions set forth therein.

          (d)    By Cardion.    If at any time during the Term, Diacrin decides to abandon the development and commercialization of the Licensed Products, it will give Cardion notice of its election thereof within ten (10) days and Cardion shall have the right, exercisable at its sole discretion, to terminate this Agreement upon written notice to Diacrin.

        10.3    Effect of Expiration or Termination.    In the event that this Agreement is terminated, the license rights granted to Diacrin pursuant to Section 2 shall terminate and Diacrin and its sublicensees shall immediately cease to manufacture and sell the Licensed Products; provided however, that Diacrin and its sublicensees may dispose of their inventory of Licensed Products on hand as of the effective date of termination and may fill any orders for Licensed Products accepted prior to the effective date of termination. Upon any termination of this Agreement, each party will return to the other party or destroy any tangible embodiments of Confidential Information of such other party which is in its possession that relates to the subject matter of this Agreement. Upon such termination, all rights and obligations of the parties under this Agreement will cease except for: (i) Diacrin's obligation to make any payment of any Royalties accrued as of or prior to the date of termination and (ii) the rights and obligations of the parties under Sections 1, 5, 8, 9, 10, and 12, which shall survive for an unlimited period, and (iii) the rights and obligations of the parties under any other provision of this Agreement that, by the express stated terms of such provision, should survive for a period longer than the Term, which provision shall survive to the extent of such longer period. Expiration or termination of this Agreement shall not relieve the parties of any obligation that accrued prior to such expiration or termination, except to the extent otherwise expressly provided in Section 2.5 in connection with any termination of this Agreement by Diacrin as permitted thereunder.

11.    WARRANTIES AND DISCLAIMER.

        11.1    Authorization.    Each party represents and warrants to the other that it has full power and authority to enter into and perform this Agreement, which has been duly authorized by all necessary corporate action of such party and constitutes legally valid and binding obligations of such party enforceable by its terms.

        11.2    By Cardion.    Cardion represents and warrants to Diacrin that (i) it has full rights to grant the Cardion License hereunder provided (ii) to its actual knowledge as of the Effective Date, Diacrin's practice of the inventions as claimed in the Patent Rights in accordance with the terms hereof will not infringe any Intellectual Property Rights of third parties, and (iii) to its actual knowledge as of the Effective Date, no third parties are infringing the Patent Rights or the rights and license granted to Diacrin hereunder.

        11.3    Disclaimer.    EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 11, EACH PARTY HERETO MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR VALIDITY OR ENFORCEMENT OF THE PATENT RIGHTS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 11, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR A WARRANTY GIVEN BY CARDION THAT THE PRACTICE BY DIACRIN OF THE PATENT RIGHTS SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.

12.    MISCELLANEOUS.

        12.1    Relationship of the Parties.    The parties to this Agreement are independent contractors. It is expressly agreed that in exercising its rights granted hereunder, each party is acting as independent contractor and not as agent or employee of the other party, and nothing contained in this Agreement shall be construed to create an agency, joint venture, or partnership between the parties. Neither party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other party.

        12.2    Use of Names; Publicity.    Expect as required by law, neither party shall use the name of the other party or any of their respective officers, employees, consultants, or agents in any press release, promotional material or other publicity without the prior written consent of the other party, which consent will not be unreasonably withheld, delayed or conditioned.

        12.3    Notice.    Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally, sent by reputable overnight delivery service (such as Federal Express or Airborne Express) or sent by first class certified United States mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

To Cardion:

  Cardion Pharmaceuticals, Inc.
  61 Moulton Street-
  Cambridge, MA 02138-1127
  Phone: (617) 491-7002 ext. 300
  Fax: (617)541-661-6888
  Attention: Dr. M. Rudiger, CEO & President

  CC:
  Cardion AG
  15a Max Planck StraBe
  40699 Erkrath
  Germany
  Attention: Dr. Philipp von Hugo

To Diacrin:

  Diacrin, Inc.
  Building 96, B^Street
  Charlestown Navy Yard
  Charlestown, MA 02129
  Phone: (617) 242-9100
  Fax: (617) 242-0070
  Attention: President

With a copy to:

  Choate, Hall & Stewart
  Exchange Place, 53 State Street
  Boston, Massachusetts 02109
  Phone: (617) 248-5000
  Fax: (617) 248-4000
  Attention: John M. Cornish, Esq.

        Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) one business day after being sent, if sent by reputable overnight delivery service or (c) three business days after being sent, if sent by certified mail.

        12.4    Assignment.    This Agreement may not be assigned or otherwise transferred by Diacrin without the consent of Cardion, such consent not to be unreasonably withheld or delayed, except Diacrin may assign this Agreement without the consent of Cardion to an Affiliate or in connection with the transfer or sale of all or substantially all of the portion of its business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction. This Agreement may not be assigned or otherwise transferred by Cardion without the consent of Diacrin, such consent not to be unreasonably withheld or delayed, except Cardion may assign this Agreement without the consent of Diacrin to an Affiliate or in connection with the transfer or sale of all or substantially all of the portion of its business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction. Any purported assignment in violation of this Section shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement in writing.

        12.5    Governing Law.    This Agreement shall be governed by and construed in accordance under the laws of The Commonwealth of Massachusetts, without giving effect to its principles of conflict or choice of laws. Each of the parties hereto agree that any action at law or in equity arising out of or relating to this Agreement shall be filed exclusively at courts of competent jurisdiction located in Boston, Massachusetts. Each party hereby consents to the personal jurisdiction of the courts in The Commonwealth of Massachusetts.

        12.6    Entire Agreement: Amendments.    This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. This Agreement may not be modified or amended except by a written agreement duly executed by both parties hereto.

        12.7    Bankruptcy Rights.    All rights and licenses granted under or pursuant to this Agreement by Cardion to Diacrin are, for all purposes of Section 365(n) of Title 11, U.S. Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined in the Bankruptcy Code. The parties agree that Diacrin, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. If a Bankruptcy Code case is commenced by or against Cardion and this Agreement is rejected as provided in the Bankruptcy Code and Diacrin elects to retain its rights hereunder as provided in the Bankruptcy Code, then Cardion (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall take such steps as are necessary to permit Diacrin to exercise its rights under this Agreement. All rights, powers and remedies of Diacrin provided under this Article are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of any such commencement of a bankruptcy proceeding by or against Cardion. Diacrin, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including the Bankruptcy Code) in such event.

        12.8    Waivers.    No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is not inaccuracy or breach.

        12.9    Section Headings.    The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

        12.10    Severabilitv.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

        12.11    Third Party Beneficiaries.    The parties hereto agree that this Agreement is not intended to create any third party beneficiaries, other than the Cardion Parties and the Diacrin Parties pursuant to Section 7.

        12.12    Counterparts.    This Agreement may be executed in two or more counterparts, which may be facsimile counterparts, each of which shall be deemed to be an original, but all of which shall be deemed collectively one and the same instrument.

[Signature Page Follows Next]

        IN WITNESS WHEREOF, the parties hereto have caused this Patent License Agreement to be duly executed by their respective authorized officers as of the date first above written.

CARDION Pharmaceuticals, Inc.		DIACRIN, INC.
By:	/s/ MANFRED RUDIGER	By:	/s/ T.H. FRASER
Name:	Manfred Rüdiger, PhD 7/	Name:	T.H. Fraser
Title:	CEO, President	Title:	President & CEO
Date:

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  Exhibit 10.14
PATENT LICENSE AGREEMENT